Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of GB&T Bancshares, Inc. of our report dated March 1, 2005 relating to our audit of the consolidated financial statements and our report dated April 8, 2005 relating to our audit of internal control over financial reporting, which appears in the Annual Report on Form 10-K of GB&T Bancshares, Inc. for the year ended December 31, 2004.

We also consent to the reference to our Firm under the caption “Experts” in the Proxy Statement/Prospectus which is part of this Registration Statement.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
February 6, 2006